Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS ANNOUNCES COMPLETION
OF NON-BROKERED PRIVATE PLACEMENT

London, Ontario, October 11, 2010 - Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) (the "Company") is pleased to announce that the Company has completed a non-brokered private placement consisting of 1,000,000 units of the Company ("Units") at a price of US$1.00 per Unit for gross proceeds of US$1,000,000.  Each Unit consists of one Common Share and one-half of a Series 1 Warrant, one-half of a Series 2 Warrant and one-half of a Series 3 Warrant (a "Unit").  Each whole Series 1 Warrant entitles the holder to acquire one Common Share during a period of 18 months from the Closing Date at an exercise price of US$1.50, subject to adjustment as set forth in the Series 1 Warrant.  Each whole Series 2 Warrant entitles the holder to acquire one Common Share during a period of 18 months from the Closing Date at an exercise price of $2.00, subject to adjustment as set forth in the Series 2 Warrant.  Each whole Series 3 Warrant entitles the holder to acquire one Common Share during a period of 18 months from the Closing Date at an exercise price of $2.50, subject to adjustment as set forth in the Series 3 Warrant.  In establishing the pricing for the Units, the market price of the Common Shares in effect at the time of the private placement negotiations was considered.

In the event that the Company at any time prior to the expiry of the Warrants issues any Common Shares or securities convertible into Common Shares to a person other than the holders of the Warrants (except (i) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed in the Company’s SEC filings; (ii) pursuant to options that may be issued under any management incentive stock option and/or any qualified stock option plan adopted by the Company, or (iii) pursuant to an acquisition by the Company, whether structured as an asset purchase, stock purchase or merger) for a consideration per share less than the applicable exercise price in effect at the time of such issuance, then the exercise price will be reset, pro rata to reflect such lower issue price, at the time of issuance of such securities.

The proceeds from the private placement will be used for general working capital.  In connection with the private placement, the Company granted customary registration rights with respect to the Common Shares covered by the Units.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.  For more information, please visit the company's website at www.stellarpharma.com.

Release – October 11, 2010

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Mananging Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(705) 445-9505	(905) 690-2400 ext 41
email – len@kilmerlucas.com